Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cambridge Capital Acquisition Corporation (a company in the development stage) (the “Company”) on Form S-1 of our report dated October 23, 2013 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Cambridge Capital Acquisition Corporation (a company in the development stage) as of October 8, 2013 and for the period from October 1, 2013 (inception) through October 8, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
October 23, 2013